UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. ____)

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☐  Preliminary Proxy Statement

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☐  Definitive Proxy Statement

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☐  Soliciting Material under §240.14a-12

Genesco Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐  Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

The Company mailed the following letter to the shareholders of the Company.

Dear Fellow Genesco Shareholder,
With Genesco’s 2026 Annual Meeting coming up on Tuesday, July 21, 2026, we seek your support today for the election of ONLY the Company’s nine director nominees. Your vote is especially important this year because a new shareholder, Bradley Radoff, has provided notice of his intention to nominate two candidates to stand for election as directors at the Annual Meeting — in opposition to the qualified nominees being recommended by your Board. Your Board believes that all nine of Genesco’s nominees are critical to the Company’s continued progress and that the Radoff candidates lack the qualifications and expertise to serve your best interests.
As a leader in footwear with distinctively positioned retail and lifestyle brands, Genesco has clear momentum. Our Board members have deep and specialized expertise across areas such as retail, consumer brands, finance, digital, government and regulatory affairs, and strategic transformation, which are necessary to oversee the strategic and operational direction of the Company and drive long-term value. Your support will allow us to advance Genesco’s progress through the strategy already underway.
Under the oversight of the Board, Genesco’s management team has successfully transformed the business with our Footwear-Focused strategy, which was designed to meet evolving customer needs and improve our cost structure in response to changes in the retail landscape. We are proud of the strong operational and financial results we have delivered, navigating the post-pandemic and stimulus driven consumer environment, but we are not standing still. We recently announced our next strategic evolution – Footwear First – designed to build on the foundation we already laid.
We have delivered strong results and our strategy is working. With strong operational execution, Genesco has achieved seven consecutive quarters of positive comparable sales growth, improved profitability and gained momentum at multiple businesses, led by the outstanding performance at Journeys.
We urge you to protect your investment and use the enclosed WHITE proxy card today to vote “FOR” ONLY the
Genesco nominees.

Over the last twelve months, Genesco delivered 96% total shareholder return (TSR), as compared to 7% for selected peers and 38% for the Russell 2000[1]. This outperformance extends over the longer term, with 68% and 104% TSR over the last two- and three-year periods, respectively, compared to 48% and 63% for the Russell 2000 and (26%) and (16%) for selected peers[1].

Over the past two years, since commencing our strategic initiatives at Journeys in a challenging consumer environment, Genesco growth has outperformed selected peers[1] across key metrics including Sales, EBITDA and EPS. We see significant additional opportunities ahead to drive even more value for Genesco shareholders as we continue to execute on Footwear First.

CALENDAR 2023A - 2025A CAGR

	GENESCO	SELECTED PEERS[1]
NET SALES	2%	(2%)
ADJ. EBITDA	4%	(13%)
ADJ. EPS	19%	53%

While we are pleased with the significant progress, the Board remains open-minded, and regularly evaluates Board composition as well as the Company's structure, strategic direction, and capital allocation priorities to further enhance shareholder value. As we evaluate a broad range of options and act decisively to drive value, we also continually solicit and consider the views of our shareholders.

Genesco is Driving Tangible Results from its Strategic Transformation

Under the Board's oversight and CEO Mimi Vaughn's leadership, the Company's multi-year Footwear-Focused strategy meaningfully advanced the business. Genesco continued to execute this strategic transformation even when confronted with a volatile COVID-driven macroeconomic environment, and the resulting economic, consumer and fashion disruption. Following this tumultuous period, Genesco has driven improvements with its business model, generated strong momentum at Journeys, reshaped its cost structure, doubled its e-commerce business, added over 17 million members to new loyalty programs, and evolved its product assortments, laying the groundwork for further value creation.

Our progress is led by the multi-year transformation of our Journeys brand that has fundamentally repositioned the business. We initiated the Journeys strategic actions at the beginning of fiscal year 2025, adding new leadership and talent to the business, and elevating the assortment, leaning in to our focus on the style-led teen girl, building our brand and improving the consumer experience. This has included rolling out 105 4.0 stores, our next-generation retail concept that drives enhanced sales growth and profitability. Journeys, our largest brand, has been our number one priority, and our efforts have continued to translate into sustained sales growth and meaningful profit improvement. We are confident this work provides a platform for growth initiatives across our portfolio as we look forward.

As our strategy has gained momentum in recent years and particularly beginning in fiscal year 2026, we delivered excellent results that are driving returns for shareholders. In fiscal year 2026, we strengthened market share in key customer segments, increased operating income meaningfully year-over-year, and delivered positive overall comparable sales in every quarter of the year with a 6% increase for the full year, marking six consecutive quarters of positive comparable growth. Full year adjusted diluted earnings per share (EPS) was $1.45 versus $0.94 in the prior year, even as the Company navigated tariffs and a volatile, consumer environment.

We built upon our momentum in the first quarter of fiscal year 2027, which exceeded our expectations across sales, gross margin and expense leverage with broad-based performance across our brands. As a result, we raised our full-year EPS guidance.

Genesco Has Recently Repurchased 50% of Outstanding Shares

In addition to investing in the business to drive growth, we have remained committed to returning capital to shareholders as part of our balanced capital allocation strategy. Notably, we have repurchased 50% of our outstanding shares since the beginning of fiscal year 2020 when we first began this strategic transformation.

Footwear First: Taking Deliberate Steps to Evolve our Strategy for the Future
While we are encouraged by our progress, our Board and leadership team recognize there is more work ahead to drive even higher shareholder returns. Entering fiscal year 2027, we evolved our focus through our elevated Footwear First strategy that centers our work even more clearly around the customer, while continuing our efforts to reshape our cost structure. Our priorities are around four strategic growth drivers: curate and create winning product; elevate distinctive brands; create exceptional customer experiences; and build amazing teams.
We see meaningful opportunities in each of our strategically well-positioned businesses as we continue to evolve our concepts to meet the current needs of our customers.
Our strategic growth plan for Journeys aims to serve a wider teen audience, interested in style and trends, which is significantly larger than the market we have traditionally served. We are doubling the number of Journeys 4.0 stores this year, working to build on Journeys brand awareness gains and achieve new customer and digital growth, and releasing the next iteration of our all-access loyalty program.
With our efforts at Journeys taking hold, we see significant opportunity to enhance profitability and unlock value at Schuh, one of the leading fashion footwear retailers in the U.K., with similar strategic positioning to Journeys. We are leveraging our learnings from the Journeys transformation and currently have work underway to refine our assortment, customer proposition and competitive positioning. At Johnston & Murphy, our growth strategy is delivering strong comparable sales momentum through disciplined execution across product innovation, pricing, and marketing investments, reinforcing the brand’s strength and growth potential. And at Genesco Brands Group, we have recently completed significant work to streamline our license portfolio and are focused on driving future growth, including the upcoming launch of Wrangler footwear, which we believe positions the business for attractive long-term growth opportunities.
As we look ahead, we remain focused on one objective: ensuring Genesco has the right leadership, strategy, and governance in place to continue building on our momentum and delivering long-term value for shareholders.

Our Board is Open-Minded and Regularly Evaluates our Structure, Brands and Strategy
Genesco’s Board is comprised of highly qualified directors with deep expertise across retail, consumer brands, digital commerce, finance, operations, government and regulatory affairs, and strategic transformation – capabilities that are directly aligned with Genesco’s current strategy and future opportunities.
The Genesco Board:
Has undergone significant refreshment, with seven of our nine directors having been appointed since 2019
Has an average director tenure of six years, lower than the Russell 3000 average of approximately seven to eight years.
Maintains an annual and robust self-evaluation process to assess its effectiveness, combining newer independent directors who provide fresh perspectives and skillsets with longer-serving directors who provide institutional knowledge and continuity.
Genesco’s Board rigorously oversees the Company’s management team and execution of its strategy. The Board consistently challenges the status quo as part of its regular evaluation of Genesco’s brands and structure, which includes how our branded and retail business complement each other and how Genesco extracts synergies across these businesses, as well as the Company’s broader strategic initiatives and capital allocation decisions. We have continually demonstrated a willingness to serve as our own agent of change and take decisive actions, including divesting brands, closing unprofitable stores, and returning capital to shareholders to drive value. The Board has a track record of proactively and regularly assessing Genesco’s strategy against other alternatives, always keeping a laser focus on creating value for all shareholders.
As we evaluate opportunities, we remain open-minded and regularly engage with our shareholders, taking into account their views and ideas when making decisions relating to the Company’s business and long-term strategy. The Board remains open, as it always has been, to all ideas that may create value for Genesco shareholders.

We Believe Mr. Radoff’s Campaign and Nominees Present Significant Risk to the Momentum Underway at Genesco
Electing His Nominees Would Risk the Value of Your Investment
Since learning of his investment in March 2026, the Board and management team have engaged extensively with Mr. Radoff and Jumana Capital Investments LLC to better understand their views. Members of our Board and management team, including CEO Mimi Vaughn and Greg Sandfort, the Board’s lead independent director, met several times with Mr. Radoff over the past several months.
As part of the Board’s good faith efforts to seek a resolution that would avoid a costly and time-consuming proxy contest, the Board’s Nominating and Governance Committee closely reviewed the qualifications of the four director candidates initially put forth by Mr. Radoff and interviewed each of the candidates: Westervelt (Westy) T. Ballard, Jr., Glen W. Herrick, Kashif (Kash) Molwani and Paula J. Poskon. Ultimately, following careful deliberation, the Board unanimously determined that the skills and experiences that each candidate would bring are not additive nor complementary to the Board’s current composition. After the Board interviewed each of Mr. Radoff’s four candidates, he removed two of his nominees from his slate without explanation.
Compared to Genesco’s nominees, who bring extensive industry knowledge, proven business acumen and the vision to continue strengthening the business and executing on our Footwear First strategy, Mr. Radoff’s two remaining nominees provide no direct footwear, apparel, retail, digital, or strategic transformation experience, and no financial and capital allocation experience that is relevant to the Company’s operating strategy.
Electing Mr. Radoff’s underqualified nominees and replacing two of our existing directors in the midst of a strategic transformation would significantly disrupt the value-creating strategy that we have been successfully executing.
If you have any questions or need help voting your shares, please call the firm assisting us with the proxy solicitation:
(877) 750-2689 (toll-free from the U.S. and Canada)
+1 (412) 232-3651 (from other countries)
146419-003-Part-2 (212) 750-58331(6BaJnuksna2n6d B1ro5k:e2rs9May Call Collect)Page 7

The Choice is Clear
Protect the Value of Your Investment, Vote “FOR” ONLY Genesco’s Nominees on the WHITE Proxy Card TODAY
The entire Board is confident that Genesco is on the right path forward and is unwavering in its commitment to act in the best interests of all shareholders.
We remain open to shareholder input and are focused on executing our plan to drive long-term value. We believe our value proposition is strong and are confident in our value creation pathway under our renewed Footwear First strategy.
We strongly recommend that you vote your shares “FOR” ONLY Genesco’s nine director nominees. You may receive solicitation materials from Mr. Radoff, including a proxy statement and a gold proxy card, asking you to vote for his candidates. Please discard any gold proxy card you may receive from Mr. Radoff.
On behalf of your Board and management team, thank you for your continued support,
The Genesco Board of Directors
Forward-Looking Statements. This document includes certain forward-looking statements, which include statements regarding our intent, belief or expectations and all statements other than those made solely with respect to historical fact. Actual results could differ materially from those reflected by the forward-looking statements in this document and a number of factors may adversely affect the forward-looking statements and our future results, liquidity, capital resources or prospects. These include, but are not limited to, adjustments to projections reflected in forward-looking statements, including those resulting from weakness in store, e-commerce and shopping mall traffic, restrictions on operations imposed by government entities and/or landlords, changes in public safety and health requirements and limitations on our ability to adequately staff and operate stores. Differences from expectations could also result from store closures and effects on the business as a result of the level of consumer spending on our merchandise and interest in our brands and in general; the level and timing of promotional activity necessary to maintain inventories at appropriate levels; our ability to pass on price increases to our customers; the imposition of tariffs (including the timing and amount thereof) on products imported by us or our vendors as well as the ability and costs to move production of products in response to tariffs; the amount and timing of any tariff refunds; our ability to obtain from suppliers products that are in-demand on a timely basis and effectively manage disruptions in product supply or distribution, including disruptions as a result of pandemics or geopolitical events, including disruptions near crucial trade routes; unfavorable trends in fuel costs, foreign exchange rates, foreign labor and material costs, and other factors affecting the cost of products; a disruption in shipping or increase in cost of our imported products, and other factors affecting the cost of products; our dependence on third-party vendors and licensors for the products we sell; store closures and effects on the business as a result of civil disturbances; our ability to renew our license agreements; impacts of the ongoing geopolitical conflicts around the world including without limitation, the conflict with Iran; other sources of market weakness in the locations in which we operate; the effectiveness of our omni-channel initiatives; costs associated with shareholder activism; costs associated with changes in minimum wage and overtime requirements; wage pressures; labor shortages; the effects of inflation; the evolving regulatory landscape related to our use of social media; weakness in the consumer economy and retail industry; competition and fashion trends in our
Important Additional Information and Where to Find It. On June 15, 2026, Genesco filed a definitive proxy statement on Schedule 14A (the “Proxy Statement”) and accompanying WHITE proxy card with the Securities and Exchange Commission (“SEC”) in connection with the 2026 annual meeting of Genesco shareholders (the “2026 Annual Meeting”) and its solicitation of proxies for Genesco’s director nominees and for other matters to be voted on. This document is not a substitute for the Proxy Statement or any other document that Genesco has filed or may file with the SEC in connection with any solicitation by Genesco. INVESTORS AND SHAREHOLDERS ARE STRONGLY ENCOURAGED TO READ THE PROXY STATEMENT AND ACCOMPANYING PROXY CARD AND OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE
AS THEY WILL CONTAIN IMPORTANT INFORMATION. Shareholders may obtain the Proxy Statement, any amendments or supplements to the Proxy Statement and other documents (including the WHITE proxy card) filed by Genesco with the SEC for no charge at the SEC’s website at www.sec.gov. Copies will also be available at no charge in the Investor Relations section of Genesco’s corporate website at www.genesco.com.
Participants in the Solicitation. Genesco, its directors and certain of its executive officers may be deemed to be participants in the solicitation of proxies from Genesco shareholders in connection with the matters to be considered at the 2026 Annual Meeting. Information regarding the names of Genesco’s directors and executive officers and certain other individuals and their respective interests in Genesco by security holdings or otherwise is set forth in the Annual Report on Form 10-K of Genesco for the fiscal year ended January 31, 2026, which was filed with the SEC on March 25, 2026, and in the Proxy Statement, which was filed with the SEC on June 15, 2026. To the extent holdings of such participants in Genesco’s securities have changed since the amounts described in the Proxy Statement, such changes have been reflected on Initial Statements of Beneficial Ownership on Form 3 or Statements of Change in Ownership on Form 4 filed with the SEC. These documents are or will be available free of charge at the SEC’s website at www.sec.gov.
markets, including trends with respect to the popularity of casual and dress footwear; any failure to increase sales at our existing stores, given our high fixed expense cost structure, and in our e-commerce businesses; risks related to the potential for terrorist events; changes in buying patterns by significant
Non-GAAP EPS Reconciliation Fiscal Year Ended
January 31, 2026
Fiscal Year Ended February 1, 2025
wholesale customers; changes in consumer preferences; our ability to continue to complete and integrate acquisitions; our ability to expand our business and diversify our product base; impairment of goodwill in
In Thousands (except per share amounts)
Pretax Net of
Per Share
Pretax
Net of Tax
Per Share
connection with acquisitions; payment related risks that could increase our operating cost, expose us to fraud or theft, subject us to potential liability and disrupt our business; and changes in the timing of holidays or in the onset of seasonal weather affecting period-to-period sales comparisons. Additional factors that could cause differences from expectations include the ability to secure allocations to refine product assortments to address consumer demand; the ability to renew leases in existing stores and control or lower occupancy costs, to open or close stores in the number and on the planned schedule, and to conduct required remodeling or refurbishment on schedule and at expected expense levels; our ability to realize anticipated cost savings, including rent savings; our ability to realize anticipated cost savings in connection with the restructuring of our information technology functions; amount and timing of share repurchases; our ability to make our occupancy costs more variable; our ability to achieve expected digital gains and gain market share; deterioration in the performance of individual businesses or of our market value relative to our book value, resulting in impairments of fixed assets, operating lease right of use assets or intangible assets or other adverse financial consequences and the timing and amount of such impairments or other consequences; unexpected changes to the market for our shares or for the retail sector in general; costs and reputational harm as a result of disruptions in our business or information technology systems either by security breaches and incidents or by potential problems associated with the implementation of new or upgraded systems or as the result of the restructuring of our information technology functions; risks that our efforts to integrate AI into our business operations may not be successful and could result in reputational harm and /or liability; changes in tax laws and tax rates and our ability to realize any anticipated tax benefits in both the amount and timeframe anticipated; the cost and outcome of litigation, investigations, environmental matters and other disputes that involve us; and other risk factors as set forth in our filings with the Securities and Exchange Commission. The Company disclaims any obligation to update or alter such statements.
1 FactSet as of June 11, 2026. Selected footwear retail peers include CAL, DBI, SHOE and WWW.
Earnings (loss) from continuing operations, as reported
Gross margin adjustment: transition
licenses
technology transformation
adjustments
— $13,276 $1.25
— ($19,512) ($1.80)
2 The adjusted t1ax 4rate6fo4r F1isca9l 2-0206 0and320-2P5 isa29r.9t%-a2nd 27.7%, respectively. 16Jun26 1To5tal:in2co9me tax expense adjustmPentas ge 8 (4,795) (0.45)
26,027 2.37
3 EPS reflects 10.6 million and 11.0 million share count for Fiscal 2026 and 2025, respectively, which includes common stock equivalents in both periods for adjusted earnings from continuing operations. The loss from continuing operations for Fiscal 2025, as reported, excludes common stock equivalents.
Adjusted earnings from continuing operations2, 3
Source
$15,371 $1.45
$10,340 $0.94